DISTRIBUTION AGREEMENT

AGREEMENT dated as of the 6th day of March, 2017, by and between BRIGHTHOUSE FUNDS TRUST I, a Delaware trust (“BHF I”), BRIGHTHOUSE FUNDS II, a Delaware trust (“BHF II” and with BHF I, the “Trusts”), and BRIGHTHOUSE SECURITIES, LLC, a Delaware corporation (the “Distributor”).

W I T N E S S E T H:

In consideration of the premises and covenants hereinafter contained, the Trusts and the Distributor agree as follows:

1.	Distributor. The Trusts hereby appoint the Distributor as general distributor of the Class A shares, the Class B shares, the Class C shares, and the Class E shares of each series of shares of beneficial interest of BHF I (each class, a “Class” and each series, a “Portfolio”) and the Class A shares, the Class B shares, the Class C shares, the Class D shares, the Class E shares, the Class F shares, and the Class G shares of each series of shares of beneficial interest of BHF II. Upon the termination of this agreement with respect to any Class of shares of a Portfolio, the Trusts’ appointment of the Distributor as general distributor of such Class’s shares shall expire. The Trusts reserve the right to refuse at any time or times to sell any shares hereunder for any reason deemed adequate by the Board of Trustees of the Trusts (the “Board”).

2.	Sale and Payment. Under this agreement, the following provisions shall apply with respect to the sale and payment for the Trusts’ shares:

(a)	The Distributor shall have the right, as principal, to purchase Trusts’ shares from the Trusts at their net asset value and to sell such shares to the public against orders therefor at the applicable public offering price, as defined in Section 4 hereof. The Distributor shall also have the right, as principal, to sell shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor. The Distributor shall furnish to the Trusts, at least quarterly, reports as to the sales of Class A, Class B, Class C, or Class E shares with respect to BHF I Portfolios and of Class A, Class B, Class D, Class E, Class F, or Class G shares with respect to BHF II, made pursuant to this agreement. These reports may be combined with any similar report prepared by the Distributor or other entity.

(b)	Prior to the time of delivery of any shares by the Trusts to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Trusts or to their order an amount in Boston or New York clearing house funds equal to the applicable net asset value of such shares. The Distributor shall retain so much of any sales charge or underwriting discount as is allowed by it as a concession to dealers.

3.	Fees. For services provided to shareholders of:

Class B shares, Class C shares, and Class E shares of any Portfolio of BHF I, BHF I shall pay to the Distributor a fee either for compensation (or reimbursement of expenses) for distribution or as a shareholder service fee for Shareholder Services to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets allocable to the Class B shares of each Portfolio, 0.55% of the average daily net assets allocable to the Class C shares of each Portfolio, and 0.15% of the average daily net assets allocable to the Class E shares of each Portfolio,

Class B shares, Class D shares, Class E shares, Class F shares, and Class G shares of any Portfolio of BHF II, BHF II shall pay to the Distributor a fee either for compensation (or reimbursement of expenses) for distribution or as a shareholder service fee for personal service and/or maintenance of shareholder accounts (“Shareholder Services”) to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets allocable to the Class B shares of each Portfolio, 0.10% of the average daily net assets allocable to the Class D shares of each Portfolio, 0.15% of the average daily net assets allocable to the Class E shares of each Portfolio, 0.20% of the average daily net assets allocable to the Class F shares of each Portfolio, and 0.30% of the average daily net assets allocable to the Class G shares of each Portfolio; and

in each case pursuant to the distribution and service plan with respect to the applicable shares of each Portfolio of each of the Trusts (the “Distribution Plan”), as amended from time to time. The Trusts hereby acknowledge that the Distributor intends to enter into agreements with one or more of its affiliates or other entities through which such affiliates and other entities will be obligated to provide certain Shareholder Services to the Trusts.

4.	Net Asset Value Per Share. All subscriptions and sales of a Class’s shares by the Distributor hereunder shall be at the net asset value per share of the respective Class in accordance with the provisions of the Declaration of Trust and By-laws of each of the Trusts and the applicable then-current prospectus and statement of additional information (“Prospectus”) of the relevant Portfolio.

5.	Trusts’ Issuance of Portfolio Shares. The delivery of shares of a Class shall be made promptly by a credit to a shareholder’s open account for the applicable Class. The Trusts reserve the right (a) to issue Portfolio shares at any time directly to the shareholders of the particular Portfolio as a share dividend or share split, (b) to issue to such shareholders shares of the particular Portfolio, or rights to subscribe to shares of such Portfolio, as all or part of any dividend that may be distributed to shareholders of such Portfolio or as all or part of any optional or alternative dividend that may be distributed to shareholders of such Portfolio and (c) to sell Portfolio shares in accordance with the current applicable Prospectus of the Portfolio.

6.	Repurchase. The Distributor shall act as agent for the Trusts in connection with the repurchase of Portfolio shares by the Trusts to the extent and upon the terms and conditions set forth in the current applicable Prospectus of the Portfolio, and the Trusts agree to reimburse the Distributor, from time to time upon demand, for any reasonable expenses incurred in connection with such repurchases.

7.

Undertaking Regarding Sales. The Distributor shall use reasonable efforts to sell Portfolio shares but does not agree hereby to sell any specific number of Portfolio shares and shall be free to act as distributor of the shares of other investment companies. Portfolio shares will be sold by the Distributor only against orders therefor. The Distributor shall not purchase Portfolio shares from anyone except in accordance with Section 6 hereof and shall not take “long” or “short” positions in Portfolio shares contrary to the Declaration of Trust or By-laws of each of the Trusts. Portfolio shares shall be issued by the Trusts, after payment therefor has been credited to the account of such Portfolio.

8.	Compliance. The Distributor shall conform to the Conduct Rules and other applicable rules of the Financial Industry Regulatory Authority, and any applicable laws relating to the sale of securities of any jurisdiction in which it sells, directly or indirectly, any Portfolio shares. The Distributor agrees to make timely filings with the Financial Industry Regulatory Authority and such other regulatory authorities as may be required, of any sales literature relating to the Trusts and intended for distribution to prospective investors. The Distributor also agrees to furnish to the Trusts sufficient copies of any agreements or plans it intends to use in connection with any sales of Portfolio shares in adequate time for the Trusts to file and clear them with the proper authorities before they are put in use (which the Trusts agree to use their best efforts to do as expeditiously as reasonably possible), and not to use them until so filed and cleared.

9.	Registration and Qualification of Portfolio Shares. The Trusts agree to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the Portfolio shares for sale under the so-called Blue Sky Laws of any state or for maintaining the registration of each of the Trusts and of the Portfolio shares under the federal Securities Act of 1933 (the “Securities Act”) and the federal Investment Company Act of 1940 (the “1940 Act”); to the end that there will be available for sale from time to time such number of Portfolio shares as the Distributor may reasonably be expected to sell. The Trusts shall advise the Distributor promptly of (a) any action of the Securities and Exchange Commission (“SEC”) or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Trusts or the Portfolio shares, or rights to offer the Portfolio shares for sale, and (b) the happening of any event which makes untrue any statement, or which requires the making of any change, in the applicable registration statement or Prospectus of each of the Trusts in order to make the statements therein not misleading.

10.	Distributor Independent Contractor. The Distributor shall be an independent contractor. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

The Distributor will maintain at is own expense insurance against public liability in such an amount as the Trusts and the Distributor may from time to time agree.

11.	Expenses Paid by Distributor. While the Distributor continues to act as agent of the Trusts to obtain subscriptions for and to sell the Trusts’ shares, the Distributor shall pay the following with respect to all shares of each Portfolio:

(a)	all expenses of printing (exclusive of typesetting) and distributing any prospectus for use in offering the Trusts’ shares for sale, and all other copies of any such prospectus used by the Distributor, and

(b)	all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering the Trusts’ shares for sale.

12.	Indemnification. The Distributor shall indemnify and hold harmless the Trusts and each of their directors and officers (or former officers and directors) and each person, if any, who controls the Trusts (collectively, “Indemnitees”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending against the same and any counsel fees reasonably incurred in connection therewith) incurred by any Indemnitees under the Securities Act or under common law or otherwise that arise out of or are based upon (1) any untrue or alleged untrue statement of a material fact contained in information furnished by the Distributor to the Trusts for use in a Trust’s registration statement, Prospectus, or annual or interim reports to shareholders, (2) any omission or alleged omission to state a material fact in connection with such information furnished by the Distributor to the Trusts that is required to be stated in any of such documents or necessary to make such information not misleading, (3) any misrepresentation or omission or alleged misrepresentation or omission in connection with the offer or sale of shares of each of the Trusts to state a material fact on the part of the Distributor or any agent or employee of the Distributor or any other person for whose acts the Distributor is responsible, unless such misrepresentation or omission or alleged misrepresentation or omission was made in reliance on written information furnished by the Trusts, or (4) the willful misconduct or failure to exercise reasonable care and diligence on the part of any such persons with respect to services rendered under this agreement.

In case any action shall be bought against any Indemnitee, the Distributor shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Indemnitee, unless the Indemnitee shall have notified the Distributor within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Indemnitee (or after the Indemnitee shall have received notice of such service on any designated agent), but failure to notify the Distributor or any such claim shall not relieve it from any liability that it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Distributor will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Indemnitees that are defendants in the suit. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Indemnitees that are defendants in the suit shall bear the fees and expenses of any additional counsel retained by them, but, in case the Distributor does not elect to assume the defense of any such suit, the Distributor will reimburse the Indemnitees that are defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor shall promptly notify the Trusts of the commencement of any litigation or proceedings in connection with the issuance or sale of the shares.

13.

Interests in and of Distributor. It is understood that any of the shareholders, directors, officers, employees and agents of the Trusts may be a shareholder, director, trustee, officer, employee or agent of, or be otherwise interested in, the Distributor, any affiliated person of the Distributor, any organization in which the Distributor may have an interest or any organization which may have an interest in the Distributor; that the Distributor, any such affiliated person or any such organization may have an interest in the Trusts; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Declaration of Trust or By-laws of each of the Trusts and the articles of organization or by-laws of the Distributor, or by specific provision of applicable law.

14.	Effective Date and Termination. This Agreement shall become effective as of the date stated above and

(a)	Unless otherwise terminated, this Agreement shall continue in effect with respect to the shares of each Class of each Portfolio so long as such continuation is specifically approved at least annually (i) by the Board or by the vote of a majority of the votes which may be cast by shareholders of that Class and (ii) by a vote of a majority of the Board who are not interested persons of the Distributor or the Trusts and have no direct or indirect financial interest in the relevant Distribution Plan (if any) or in any agreement related to such Distribution Plan, cast in person at a meeting called for the purpose of voting on such approval.

(b)	This Agreement may at any time be terminated with respect to the shares of any Class of any Portfolio on sixty days’ notice to the Distributor by vote of a majority of the Board then in office or by the vote of a majority of the votes which may be cast by shareholders of that Class.

(c)	This Agreement shall automatically terminate in the event of its assignment.

(d)	This Agreement may be terminated by the Distributor on ninety days’ written notice to the Trusts.

Termination of this Agreement pursuant to this section shall be without payment of any penalty.

15.	Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)	The “vote of a majority of the votes which may be cast by shareholders” of a Class means (1) 67% or more of the votes of that Class present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such Class entitled to vote at such meeting are present; or (2) the vote of the holders of more than 50% of the outstanding shares of such Class entitled to vote at such meeting, whichever is less.

(b)	The terms “affiliated person,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

16.

Amendment. This Agreement may be amended at any time with respect to the shares of any Class of any Portfolio by mutual consent of the parties, provided that such consent on the part of such Class shall be approved (i) by the Board or by vote of a majority of the votes which may be cast by shareholders of such Class and (ii) by a vote of a majority of the Board who are not interested persons of the Distributor or the Trusts and have no direct or indirect financial interest in the relevant Distribution Plan (if any) or in any agreement related to such Distribution Plan, cast in person at a meeting called for the purpose of voting on such approval.

17.	Applicable Law and Liabilities. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. All sales hereunder are to be made, and title to the Portfolio shares shall pass, in Boston, Massachusetts.

18.	Limited Recourse. The Distributor hereby acknowledges that each Trust’s obligations hereunder with respect to the shares of any Portfolio of such Trust are binding only on the assets and property belonging to such Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on this 6th day of March 2017.

BRIGHTHOUSE FUNDS TRUST I BRIGHTHOUSE FUNDS TRUST II

By	/s/ Peter H. Duffy
Peter H. Duffy
Chief Financial Officer and Treasurer

BRIGHTHOUSE SECURITIES, LLC

	By	/s/ Donald Lentz
Donald Lentz
Vice President